EXHIBIT 16.1

May 12, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for the CH2M HILL Retirement and Tax-Deferred Savings Plan (the Plan) and, under the date of June 11, 2004, we reported on the financial statements of the Plan as of December 31, 2003 and 2002 and for the year ended December 31, 2003.  On May 12, 2005, we were informed by CH2M HILL Companies, Ltd. (CH2M HILL) that our appointment as principal accountants of the Plan was terminated.  We have read CH2M HILL’s statements included under Item 4.01 of the Form 8-K related to the Plan dated May 12, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with CH2M HILL’s statements that, (1) on May 12, 2005, CH2M HILL appointed Ehrhardt Keefe Steiner & Hottman PC (EKS&H) as registered independent public accounting firm to audit the Plan’s financial statements for the year ended December 31, 2004, (2) CH2M HILL approved the terms of their engagement for the audit, (3) EKS&H will replace KPMG LLP, and (4) during the last two fiscal years and through the date of CH2M HILL’s action appointing EKS&H, neither CH2M HILL or the Plan consulted with EKS&H regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Very truly yours,

KPMG LLP